Exhibit 99.1

NEWS

FOR RELEASE: Tuesday, April 27, 2004

CHARTER COMMUNICATIONS SUBSIDIARY

BANK DEBT REFINANCING COMPLETE

ST. LOUIS - Charter Communications, Inc. (NASDAQ: CHTR - the Company) today announced that its indirect subsidiary, Charter Communications Operating, LLC (Charter Operating), amended its existing $5.1 billion credit facilities to, among other things, expand the capacity of those facilities to approximately $6.5 billion. Charter Operating has used additional borrowings under the amended and restated credit facilities, together with proceeds from a previously announced private offering of $1.5 billion senior second lien notes, to refinance the indebtedness under the credit facilities of its subsidiaries, CC VI Operating Company, LLC, Falcon Cable Communications, LLC, and CC VIII Operating, LLC, all as one concurrent transaction.

The Company extended beyond 2008 approximately $8.0 billion of the Company's scheduled debt maturities and credit facility commitment reductions which would otherwise have come due before that time.

About Charter Communications

Charter Communications, Inc., a broadband communications company, provides a full range of advanced broadband services to the home, including cable television on an advanced digital video programming platform via Charter Digital™ and Charter High-Speed Internet Service™. Charter also provides business to business video, data and Internet protocol (IP) solutions through its Commercial Services Division. Advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at www.charter.com.

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Contacts: Media David Andersen 314-543-2213	Analysts Derek Chang 314-543-2302

Cautionary Statement Regarding Forward-Looking Statements:

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to Charter Communications, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.